Exhibit 99.1

Contact:	BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.Ballyfitness.com
Matt Messinger – Tel. (773) 864-6850
FOR IMMEDIATE RELEASE
BALLY TOTAL FITNESS COMPLETES CLOSING PROCESS FOR NEW SENIOR CREDIT FACILITY
Company Further Enhances Liquidity by Agreeing to Sale-Leaseback of Four Facilities
CHICAGO, October 17, 2006 – Bally Total Fitness Holding Corporation (NYSE: BFT) today announced that it has closed on the previously announced new senior credit facility arranged by J.P. Morgan Securities Inc. and agented by JPMorgan Chase Bank, N.A. Morgan Stanley Senior Funding, Inc. acted as syndication agent with Canyon Capital Advisors LLC and Goldman Sachs Credit Partners L.P. participating in the credit facility. The total amount of the credit facility is $284 million, a $4 million increase from the initially committed level, and includes a $34.1 million facility to fund capital expenditures. The proceeds from the new credit facility refinanced the Company’s existing credit facility and will be used to fund capital expenditures and provide for additional liquidity.
The Company also announced that it has agreed to a sale and leaseback of four owned Bally Total Fitness clubs, which will generate $10 million of net proceeds and provide the Company with an additional liquidity cushion. This transaction is scheduled to close on October 20, 2006.
“I am pleased that we have taken these important steps to strengthen Bally’s capital structure,” said Don R. Kornstein, Interim Chairman, Bally Total Fitness. “There is more work to be done to successfully implement our plan to improve Bally’s financial position, but I believe we are clearly moving in the right direction by working cooperatively with such highly respected, world class financial partners.”
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with over 400 facilities located in 28 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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